Exhibit 99.1

PLUMAS BANCORP REPORTS FIRST QUARTER RESULTS

Reno, Nevada, April 17, 2024 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced first quarter earnings of $6.3 million or $1.06 per share, down from $7.6 million or $1.30 per share during the first quarter of 2023. Diluted earnings per share was $1.05 during the three months ended March 31, 2024, down from $1.28 per share during the quarter ended March 31, 2023. Return on average assets was 1.55% during the current quarter, down from 1.93% during the first quarter of 2023. Return on average equity was 16.4% for the three months ended March 31, 2024, down from 25.0% during the first quarter of 2023.

The 2023 quarter included a one-time gain of $1.7 million on termination of interest rate swaps. Excluding this gain, non-GAAP income for the first quarter of 2023 would have been $6.4 million, resulting in diluted earnings per share of $1.08 and return on average assets of 1.63%.

Financial Highlights

March 31, 2024 compared to March 31, 2023

●	Gross loans increased by $60 million, or 7%, to $976 million.
●	Total assets increased by $62 million, or 4% to $1.6 billion.
●	Total equity increased by $32.7 million, or 25% to $161 million.
●	Book value per share increased by $5.41, or 25% to $27.39.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp and Plumas Bank, commented on the first quarter of 2024, stating, “We are excited to announce the successful completion of the branch sale-leaseback transaction with MountainSeed Real Estate Services (MountainSeed), valued at approximately $25.7 million. This transaction underscores our commitment to optimizing our capital structure while reaffirming our dedication to serving our communities for the long term. The gains generated from this transaction were instrumental in offsetting losses in our investment portfolio, enhancing our earnings profile and increasing our book value per share.

Quarter-over-quarter results reflect the termination of interest rate swaps resulting in a one-time gain in the first quarter of 2023. Non-performing loans are well-collateralized, and we expect resolution on significant amounts in the coming quarter.

As the Federal Reserve announced its intention to implement up to three rate cuts this year, we remain vigilant and adaptable in navigating potential challenges and opportunities in the market. Plumas Bank is well-positioned to leverage its strong capital position and diversified portfolios to sustain growth and maximize returns for our stakeholders.”

Sales/Leaseback and Investment Restructuring

On January 19, 2024, Plumas Bank entered into two agreements for the purchase and sale of real property (the “Sale Agreements”). One Sale Agreement provided for the sale to MountainSeed of nine properties owned and operated by the Plumas Bank as branches (the “Branches”) for an aggregate cash purchase price of approximately $25.7 million. The branch portion of the sale was completed on February 14, 2024 resulting in a net gain on sale of $19.9 million. The second Sale Agreement provides for the sale to MountainSeed of up to three properties operated as non-branch administrative offices (the “Non-Branch Offices”) for an aggregate cash purchase price of $7.9 million, assuming all of the Non-Branch Offices are sold. The closing date on the Non-Branch Offices has been extended to September 16, 2024.

Under the Sale Agreements, the parties have agreed, concurrently with the closing of the sale of the Properties, to enter into triple net lease agreements (the “Lease Agreements”) pursuant to which Plumas Bank will lease each of the Properties sold. Each Lease Agreement will have an initial term of fifteen years with one 15-year renewal option. The Lease Agreements will provide for an annual rent of approximately $3.1 million in the aggregate for all Properties of which $2.4 million relates to the completed branch sale, increased by two percent (2%) per annum for each year during the initial fifteen year term. During the renewal term, the initial rent will be the basic rent during the last year of the initial term, increased by two percent (2%) per annum for each year during the renewal term.

The gain on sales of the branches was offset by losses on the sale of approximately $115 million in investment securities. During the three months ended March 31, 2024, we sold $115 million in investment securities having a weighted average tax equivalent yield of 2.24%, recording a $19.8 million loss on the sales. Beginning in December 2023 and ending on March 27, 2024 we purchased $120 million in investments securities having a weighted average tax equivalent yield of 5.25%.

Loans, Deposits, Investments and Cash

Gross loans increased by $60 million, or 7%, from $916 million at March 31, 2023, to $976 million at March 31, 2024. Increases in loans included $41 million in commercial real estate loans, $22 million in construction loans, $5 million in commercial loans, $5 million in agricultural loans and $1 million in equity lines of credit; these items were partially offset by a decrease of $11 million in automobile loans and $3 million in residential real estate loans.

On March 31, 2024, approximately 76% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Loans indexed to the prime interest rate were approximately 19% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits decreased by $107 million to $1.3 billion at March 31, 2024. The decrease in deposits includes decreases of $76 million in demand deposits, $7 million in money market accounts, and $66 million in savings deposits. Time deposits increased by $42 million. We attribute much of the decrease to the current interest rate environment as we have seen some deposits leave for higher rates and some customers reluctant to borrow to fund operating expenses and instead have drawn down their excess deposit balances. Beginning in April 2023, we began offering a time deposit promotion offering 7-month and 11-month time deposits at an interest rate of 4%. Effective June 30, 2023, we discontinued this promotion which generated $46 million in deposits. However, beginning in the fourth quarter of 2023 we allowed those customers who had promotional time deposits to renew those deposits at similar terms. At March 31, 2024, 51% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company has no brokered deposits.

Total investment securities decreased by $37 million from $484 million at March 31, 2023, to $447 million at March 31, 2024. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks increased by $22 million from $106 million at March 31, 2023, to $128 million at March 31, 2024.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2024 were $6.0 million, up from $4.2 million at March 31, 2023. Nonperforming assets as a percentage of total assets increased to 0.37% at March 31, 2024 up from 0.26% at March 31, 2023. OREO increased by $274,000 from $83,000 at March 31, 2023 to $357,000 at March 31, 2024. Nonperforming loans were $5.6 million at March 31, 2024 and $4.0 million at March 31, 2023. Nonperforming loans as a percentage of total loans increased to 0.57% at March 31, 2024, up from 0.43% at March 31, 2023.

During the first quarter of 2024 we recorded a provision for credit losses of $821,000 consisting of a provision for credit losses on loans of $900,000 and a decrease in the reserve for unfunded commitments of $79,000. This compares to a provision for credit losses of $1,525,000 consisting of a provision for credit losses on loans of $1,250,000 and an increase in the reserve for unfunded commitments of $275,000 during the first quarter of 2023.

Net charge-offs, mostly related to our automobile loan portfolio, totaled $610,000 and $166,000 during the three months ended March 31, 2024 and 2023, respectively. The allowance for credit losses totaled $13.2 million at March 31, 2024 and $12.3 million at March 31, 2023. The allowance for credit losses as a percentage of total loans was 1.35% at March 31, 2024 and 2023.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the three months ended March 31, 2024 and 2023 (in thousands).

Allowance for Credit Losses	March 31, 2024	March 31, 2023
Balance, beginning of period	$12,867	$10,717
Impact of CECL adoption	-	529
Provision charged to operations	900	1,250
Losses charged to allowance	(680)	(308)
Recoveries	70	142
Balance, end of period	$13,157	$12,330

Reserve for Unfunded Commitments	March 31, 2024	March 31, 2023
Balance, beginning of period	$799	$341
Impact of CECL adoption	-	258
Provision charged to operations	(79)	275
Balance, end of period	$720	$874

Bank Term Funding Program

The Federal Reserve Board, on March 12, 2023, announced the creation of a new Bank Term Funding Program (BTFP). The BTFP offers loans of up to one year in length to banks, savings associations, credit unions, and other eligible depository institutions pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. These assets will be valued at par.  At December 31, 2023, the Company had outstanding borrowings under the BTFP totaling $80 million. In January 2024 the Company borrowed an additional $25 million under the BTFP for a total of $105 million outstanding at March 31, 2024.  This borrowing earns interest at the rate of 4.85% and is payable on January 17, 2025. Borrowings under the BTFP can be prepaid without penalty. Interest expense recognized on the BTFP borrowings for the three months ended March 31, 2024, totaled $1.2 million.

Shareholders’ Equity

Total shareholders’ equity increased by $32.7 million from $128.8 million at March 31, 2023, to $161.5 million at March 31, 2024. The $32.7 million includes earnings during the twelve-month period totaling $28.4 million, a decrease in accumulated other comprehensive loss of $9.4 million related to the investment portfolio restructuring described earlier and stock option activity totaling $0.9 million. These items were partially offset by the payment of cash dividends totaling $6.0 million.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established lines of credit.

The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $237 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $431 million. The Company is also eligible to participate in the Bank Term Lending Program. At March 31, 2024, the Company had outstanding borrowings under the BTFP totaling $105 million, secured by $117 million in par value of securities pledged as collateral under the BTFP. In addition to its FHLB borrowing line and the BTFP, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, or the correspondent banks at March 31, 2024, and March 31, 2023.

Customer deposits are the Company’s primary source of funds. Total deposits decreased by $107 million to $1.3 billion at March 31, 2024 from $1.4 billion at March 31, 2023. Deposits are held in various forms with varying maturities. The Company estimates that it has approximately $400 million in uninsured deposits. Of this amount, $94 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

The Company’s securities portfolio, Federal funds sold, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the Federal Reserve Bank of San Fransisco, Federal funds sold and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin

Driven by an increase in market rates and growth in the loan portfolio, net interest income increased by $308,000 from $17.1 million during the three months ended March 31, 2023, to $17.4 million for the three months ended March 31, 2024. The increase in net interest income includes an increase of $2.2 million in interest income partially offset by an increase of $1.9 million in interest expense. Interest and fees on loans increased by $1.9 million related both to an increase in average balance and an increase in yield. Average loan balances increased by $49 million, while the average yield on loans increased by 46 basis points from 5.63% during the first quarter of 2023 to 6.09% during the current quarter. The average prime interest rate increased from 7.69% during the first quarter of 2023 to 8.5% during the current quarter. Approximately 19% of the Company's loans are tied to the prime interest rate and most of these reprice within one to three months with a change in prime.

Interest on investment securities increased by $668,000 related to an increase in average investment securities of $13.4 million to $480 million and an increase in yield of 44 basis points to 3.68%. The increase in loan and investment yields is consistent with the increase in market rates during 2023 and into the first quarter of 2024 and the restructuring of the investment portfolio discussed earlier. Interest on cash balances decreased by $327,000 related to a decline in average balance of $44.2 million. This was partially offset by an increase in the rate paid on these balances which increased from 4.64% during the first quarter of 2023 to 5.57% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank (FRB). The average rate earned on FRB balances increased from 4.59% during the first quarter of 2023 to 5.40% during the current quarter.

Interest expense increased from $638,000 during the three months ended March 31, 2023 to $2.6 million during the current period related to an increase in rate paid on interest bearing liabilities and an increase in borrowings. The average rate paid on interest bearing liabilities increased from 0.36% during the 2023 quarter to 1.33% in 2024 related mainly to an increase in market interest rates, an increase in borrowings and the effect of a 4% time deposit promotion.

Interest paid on deposits increased by $720,000 and is broken down by product type as follows: money market accounts - $159,000 and time deposits - $580,000. Related to a decline of average balance of $67 million, interest on savings deposits declined by $19,000. The average rate paid on interest-bearing deposits increased from 0.28% during the first quarter of 2023 to 0.75% during the current quarter.

During March 2023 we redeemed our junior subordinated debentures with funding provided by a $10 million borrowing on Plumas Bancorp's line of credit/term loan facility. Interest expense incurred during the three months ended March 31, 2023, on the junior subordinated debentures totaled $141,000.  During the fourth quarter of 2023 we borrowed $80 million under the BTFP  and during the January 2024 we increased this borrowing by $25 million to a total of $105,000. Additionally, we increased Plumas Bancorp's borrowing on its line of credit to $15 million during the current quarter. Interest incurred on these borrowings totaled $1.4 million and $13,000 during the three months ended March 31, 2024 and 2023, respectively.

Net interest margin for the three months ended March 31, 2024 decreased 2bp to 4.62%, down from 4.64% for the same period in 2023.

Non-Interest Income/Expense

During the three months ended March 31, 2024, non-interest income totaled $2.1 million, a decrease of $1.8 million from the three months ended March 31, 2023. The largest component of this decrease was a $1.7 million gain on termination of our interest rate swaps during the 2023 quarter. On May 26, 2020 we entered into two separate interest rate swap agreements with notional amounts totaling $10 million, effectively converting $10 million in Subordinated Debentures related to Trust Preferred Securities to fixed rate obligations. During the first quarter of 2023 we terminated these swaps, redeemed the Trust Preferred Securities and paid all principal and interest due under the debentures. As discussed earlier, during the current period, a $19.9 million gain on sale of buildings was offset by a $19.8 million loss on investment securities.

During the three months ended March 31, 2024, total non-interest expense increased by $1.2 million from $9.2 million during the first quarter of 2023 to $10.4 million during the current quarter. The largest components of this increase were increases in occupancy and equipment costs of $350,000, salary and benefit expense of $299,000 and an increase in other expense of $261,000. The increase in salary and benefit expense primarily includes a 5% increase in salary expense and an increase in commissions of $107 thousand that relates to an increase in SBA 7(a) loan production. Deferral of loan origination costs increased by $138,000 also related to the increase in SBA 7(a) loan production. The increase in occupancy and equipment costs relates to an increase in rental expense related to the sales/leaseback. The increase in other expense mostly relates to nonrecurring expenses.

Plumas Bank is a subsidiary of Plumas Bancorp (NASDAQ: PLBC), a bank holding company headquartered in Reno, Nevada. Plumas Bank is a locally managed, award-winning community bank founded in 1980 and headquartered in Quincy, California. With 15 branch offices in Northeastern California and Northern Nevada, and loan production offices in California and southern Oregon, Plumas Bank is one of the top performing community banks in the country. For more information regarding Plumas Bancorp and Plumas Bank, visit plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.

Reconciliation of Non-GAAP Disclosure
Non-GAAP measure (excluding one-time gain of $1.7 million on termination of interest rate swaps).
(Unaudited. Dollars, except per share data, and shares in thousands)

	GAAP	Non-GAAP
	For the Three Months Ended
	3/31/2023	3/31/2023
Income before tax	$10,325	$10,325
Exclude gain on termination of interest rate swaps	N/A	(1,707)
Adjusted income before tax	10,325	8,618 8,618
Provision for taxes	(2,699)	(2,194)
Net Income	7,626	6,424 6,424

Diluted shares outstanding	5,940	5,940 5,940
Average assets	1,602,535	1,602,535 1,602,535
Diluted earnings per share	$1.28	$1.08
Return on average assets	1.93%	1.63%

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2024	2023	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$128,231	$105,676	$22,555	21.3%
Investment securities	447,445	484,416	(36,971)	(7.6)%
Loans, net of allowance for credit losses	966,141	906,022	60,119	6.6%
Premises and equipment, net	12,960	18,730	(5,770)	(30.8)%
Bank owned life insurance	16,206	15,797	409	2.6%
Real estate acquired through foreclosure	357	83	274	330.1%
Goodwill	5,502	5,502	-	-%
Accrued interest receivable and other assets	63,491	42,256	21,235	50.3%
Total assets	$1,640,333	$1,578,482	$61,851	3.9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,299,688	$1,406,745	$(107,057)	(7.6)%
Accrued interest payable and other liabilities	59,154	32,914	26,240	79.7%
Borrowings	120,000	10,000	110,000	1100.0%
Total liabilities	1,478,842	1,449,659	29,183	2.0%
Common stock	28,492	27,608	884	3.2%
Retained earnings	156,414	133,997	22,417	16.7%
Accumulated other comprehensive income, net	(23,415)	(32,782)	9,367	28.6%
Shareholders’ equity	161,491	128,823	32,668	25.4%
Total liabilities and shareholders’ equity	$1,640,333	$1,578,482	$61,851	3.9%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2024	2023	Dollar Change	Percentage Change

Interest income	$20,026	$17,787	$2,239	12.6%
Interest expense	2,569	638	1,931	302.7%
Net interest income before provision for credit losses	17,457	17,149	308	1.8%
Provision for credit losses	821	1,525	(704)	(46.2)%
Net interest income after provision for credit losses	16,636	15,624	1,012	6.5%
Non-interest income	2,140	3,925	(1,785)	(45.5)%
Non-interest expense	10,397	9,224	1,173	12.7%
Income before income taxes	8,379	10,325	(1,946)	(18.8)%
Provision for income taxes	2,125	2,699	(574)	(21.3)%
Net income	$6,254	$7,626	$(1,372)	(18.0)%

Basic earnings per share	$1.06	$1.30	$(0.24)	(18.5)%
Diluted earnings per share	$1.05	$1.28	$(0.23)	(18.0)%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2024	12/31/2023	3/31/2023	12/31/2023	12/31/2022
EARNINGS PER SHARE
Basic earnings per share	$1.06	$1.28	$1.30	$5.08	$4.53
Diluted earnings per share	$1.05	$1.27	$1.28	$5.02	$4.47
Weighted average shares outstanding	5,887	5,871	5,855	5,863	5,840
Weighted average diluted shares outstanding	5,946	5,939	5,940	5,934	5,912
Cash dividends paid per share [1]	$0.27	$0.25	$0.25	$1.00	$0.64

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.55%	1.87%	1.93%	1.88%	1.61%
Return on average equity	16.4%	23.9%	25.0%	23.4%	21.9%
Yield on earning assets	5.30%	5.24%	4.81%	5.03%	3.90%
Rate paid on interest-bearing liabilities	1.33%	1.02%	0.36%	0.67%	0.17%
Net interest margin	4.62%	4.74%	4.64%	4.71%	3.82%
Noninterest income to average assets	0.53%	0.58%	0.99%	0.68%	0.67%
Noninterest expense to average assets	2.57%	2.43%	2.33%	2.36%	1.98%
Efficiency ratio [2]	53.1%	48.8%	43.8%	46.6%	46.9%

	3/31/2024	3/31/2023	12/31/2023	12/31/2022	12/31/2021
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$13,157	$12,330	$12,867	$10,717	$10,352
Allowance for credit losses as a percentage of total loans	1.35%	1.35%	1.34%	1.18%	1.23%
Allowance for credit losses as a percentage of total
loans - excluding PPP loans	1.35%	1.35%	1.34%	1.18%	1.29%
Nonperforming loans	$5,610	$3,971	$4,820	$1,172	$4,863
Nonperforming assets	$6,000	$4,153	$5,315	$1,190	$5,397
Nonperforming loans as a percentage of total loans	0.57%	0.43%	0.50%	0.13%	0.58%
Nonperforming assets as a percentage of total assets	0.37%	0.26%	0.33%	0.07%	0.33%
Year-to-date net charge-offs	$610	$166	$954	$935	$675
Year-to-date net charge-offs as a percentage of average	0.25%	0.07%	0.10%	0.11%	0.09%
loans (annualized)

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,896	5,862	5,872	5,850	5,817
Shareholders' equity	$161,491	$128,823	$147,317	$119,004	$134,082
Book value per common share	$27.39	$21.98	$25.09	$20.34	$23.05
Tangible common equity[3]	$155,048	$122,152	$140,823	$112,273	$127,067
Tangible book value per common share[4]	$26.30	$20.84	$23.98	$19.19	$21.84
Tangible common equity to total assets	9.5%	7.7%	8.7%	6.9%	7.9%
Gross loans to deposits	75.1%	65.0%	71.9%	62.6%	58.3%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	11.0%	9.8%	10.8%	9.2%	8.4%
Common Equity Tier 1 Ratio	16.1%	14.8%	15.7%	14.7%	14.4%
Tier 1 Risk-Based Capital Ratio	16.1%	14.8%	15.7%	14.7%	14.4%
Total Risk-Based Capital Ratio	17.4%	16.0%	16.9%	15.7%	15.5%

(1) The Company paid  a quarterly cash dividend of $0.27 per share on February 15, 2024 and a quarterly cash dividend of $0.25 per share on February 15, 2023, May 15, 2023 , August 15, 2023 and November 15, 2023 and a quarterly cash dividend of $0.16 per share on February 15, 2022, May 16, 2022, August 15, 2022 and November 15, 2022 and a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	3/31/2024			3/31/2023
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$964,132	$14,592	6.09%	$914,829	$12,694	5.63%
Investment securities	371,792	3,605	3.90%	341,958	2,814	3.34%
Non-taxable investment securities (1)	108,175	791	2.94%	124,618	914	2.97%
Interest-bearing deposits	75,005	1,038	5.57%	119,221	1,365	4.64%
Total interest-earning assets	1,519,104	20,026	5.30%	1,500,626	17,787	4.81%
Cash and due from banks	26,586			26,725
Other assets	80,508			75,184
Total assets	$1,626,198			$1,602,535

Interest-bearing liabilities:
Money market deposits	211,183	375	0.71%	235,857	216	0.37%
Savings deposits	335,565	180	0.22%	402,302	199	0.20%
Time deposits	91,501	631	2.77%	48,017	51	0.43%
Total deposits	638,249	1,186	0.75%	686,176	466	0.28%
Borrowings	114,342	1,367	4.81%	1,333	13	3.96%
Junior subordinated debentures	-	-	-%	9,302	141	6.15%
Other interest-bearing liabilities	21,713	16	0.30%	18,485	18	0.39%
Total interest-bearing liabilities	774,304	2,569	1.33%	715,296	638	0.36%
Non-interest-bearing deposits	673,789			749,361
Other liabilities	24,440			14,288
Shareholders' equity	153,665			123,590
Total liabilities & equity	$1,626,198			$1,602,535
Cost of funding interest-earning assets (4)			0.68%			0.17%
Net interest income and margin (5)		$17,457	4.62%		$17,149	4.64%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $5.6 million for 2024 and $2.3 million for 2023 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the three-month periods ended March 31, 2024 and 2023 were $344 thousand and $351 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended March 31, 2024 and 2023.

	For the Three Months Ended
	March 31,
	2024	2023	Dollar Change	Percentage Change
Gain on sale of buildings	$19,854	$-	19,854	100.0%
Interchange income	739	718	21	2.9%
Service charges on deposit accounts	715	617	98	15.9%
Loan servicing fees	213	236	(23)	(9.7)%
FHLB Dividends	137	88	49	55.7%
Earnings on life insurance policies	96	104	(8)	(7.7)%
Gain on termination of interest rate swaps	-	1,707	(1,707)	(100.0)%
Gain on sale of loans, net	-	230	(230)	(100.0)%
Loss on sale of investment securities	(19,826)	-	(19,826)	(100.0)%
Other	212	225	(13)	(5.8)%
Total non-interest income	$2,140	$3,925	$(1,785)	(45.5)%

The following table presents the components of non-interest expense for the three-month periods ended March 31, 2024 and 2023.

	For the Three Months Ended
	March 31,
	2024	2023	Dollar Change	Percentage Change
Salaries and employee benefits	$5,366	$5,067	$299	5.9%
Occupancy and equipment	1,690	1,340	350	26.1%
Outside service fees	1,132	994	138	13.9%
Professional fees	439	342	97	28.4%
Advertising and shareholder relations	244	179	65	36.3%
Telephone and data communication	222	200	22	11.0%
Armored car and courier	203	165	38	23.0%
Deposit insurance	187	188	(1)	(0.5)%
Director compensation and expense	167	242	(75)	(31.0)%
Business development	153	139	14	10.1%
Loan collection expenses	104	130	(26)	(20.0)%
Amortization of Core Deposit Intangible	51	60	(9)	(15.0)%
Other	439	178	261	146.6%
Total non-interest expense	$10,397	$9,224	$1,173	12.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at March 31, 2024 and 2023.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	3/31/2024	3/31/2024	3/31/2023	3/31/2023
Commercial	$82,136	8.4%	$76,738	8.4%
Agricultural	123,239	12.6%	118,089	12.9%
Real estate – residential	11,872	1.2%	14,734	1.6%
Real estate – commercial	562,870	57.7%	521,884	57.0%
Real estate – construction & land	64,547	6.6%	42,726	4.7%
Equity Lines of Credit	37,196	3.8%	35,805	3.9%
Auto	89,399	9.2%	100,670	11.0%
Other	4,953	0.5%	4,958	0.5%
Total Gross Loans	$976,212	100%	$915,604	100%

The following table shows the distribution of Commercial Real Estate loans at March 31, 2024 and 2023.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	3/31/2024	3/31/2024	3/31/2023	3/31/2023
Owner occupied	$194,954	34.6%	$178,007	34.1%
Investor	367,916	65.4%	343,877	65.9%
Total real estate - commercial	$562,870	100%	$521,884	100%

The following table shows the distribution of deposits by type at March 31, 2024 and 2023.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	3/31/2024	3/31/2024	3/31/2023	3/31/2023
Non-interest bearing	$665,975	51.2%	$741,754	52.7%
Money Market	214,257	16.5%	221,676	15.8%
Savings	328,781	25.3%	394,305	28.0%
Time	90,675	7.0%	49,010	3.5%
Total Deposits	$1,299,688	100%	$1,406,745	100%